Exhibit 10.11

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of April 24, 2019, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation (“Landlord”), and NKARTA, INC., a Delaware corporation - (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated May 29, 2018 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 7,163 rentable square feet (“Existing Premises”) commonly known as Suite 102 on the first (1st) floor of the building located at 6000 Shoreline Court, South San Francisco, California (“Building”).

B. Landlord and Tenant desire (i) to extend the Lease Term of the Lease, (ii) to expand the Existing Premises to include that certain space consisting of approximately 13,772 rentable square feet of space in Suite 204 on the second (2nd) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Modification of Premises. Effective as of the date (the “Expansion Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises, and (ii) the later of May 1, 2019 and the Delivery Date (defined below), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. The addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 20,935 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”. Landlord represents that the Expansion Premises are currently vacant and available for delivery to Tenant.

HCP LIFE SCIENCE REIT, INC. [First Amendment] [Nkarta, Inc.]

3.	Lease Term; Option Term.

3.1. Expansion Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on May 31, 2025, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the Lease Term with respect to the entire Premises is hereby extended for a period of approximately eighty-four (84) months, commencing on the Expansion Commencement Date and expiring on the eighty-fourth (84th) “Expansion Month”, as that term is defined below (the “Expansion Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Expansion Commencement Date and terminating on the Expansion Expiration Date, shall be referred to herein as the “Expansion Term.” For purposes of the Expansion Term, the term “Expansion Month” shall mean each succeeding calendar month during the Expansion Term; provided that the first Expansion Month shall commence on the Expansion Commencement Date and the last expansion month shall end on the day immediately preceding the eighty-four (84) month anniversary following the Expansion Commencement Date or if the Expansion Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the eighty-four (84) month anniversary occurs.

3.2. Option Term. The terms of Section 2.2 of the Lease shall continue to apply to the Premises, as expanded by the Expansion Premises, provided that (i) the “Option Term”, as defined in Section 2.2.1 of the Lease, shall be for a period of seven (7) years (and not five (5) years as set forth therein), and (ii) all references in such Section 2.2 to (a) the “initial Lease Term” shall be deemed to refer to the end of the Expansion Term, and (b) and “Lease Term” shall be deemed to refer to the Expansion Term.

4.	Base Rent.

4.1. Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, prior to June 1, 2025, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on June 1, 2025, continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises as follows and otherwise in accordance with the terms of the Lease:

Expansion Months	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
June 1, 2025-Expansion
Expiration Date	$557,736.24	$46,478.02	$6.49

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4.2. Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows, and otherwise in accordance with the terms of the Lease:

Expansion Months	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Expansion Month 1	$0	$0	N/A
Expansion Months 2 - 12	$872,346.02	$72,695.50	$5.2785
Expansion Months 13 – 24	$902,870.28	$75,239.19	$5.4632
Expansion Months 25 - 36	$934,485.29	$77,873.77	$5.6545
Expansion Months 37 - 48	$967,191.03	$80,599.25	$5.8524
Expansion Months 49 - 60	$1,001,037.10	$83,419.76	$6.0572
Expansion Months 61 - 72	$1,036,073.07	$86,339.42	$6.2692
Expansion Month 73–Expansion Expiration Date	$1,072,331.99	$89,361.00	$6.4886

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5. Tenant’s Share of Direct Expenses. Prior to and continuing throughout the Expansion Term, Tenant shall pay Tenant’s Share of all Direct Expenses which arise or accrue with respect to the Existing Premises during such period in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date and continuing through and including the Expansion Expiration Date, Tenant shall pay Tenant’s share of all Direct Expenses which arise or accrue with respect to the Expansion Premises during such period in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses effective as of the Expansion Commencement Date, Tenant’s Share with respect to all of the Premises shall equal 15.35%.

6. Improvements. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, provided that Landlord shall deliver the Expansion Premises to Tenant fully decommissioned in good, vacant, broom clean condition, and otherwise in the same condition as of the date of this First Amendment, in compliance with all Applicable Laws, with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other Building systems serving the Expansion Premises to be in good operating

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condition and repair on or before the Delivery Date. Additionally, Tenant acknowledges that it shall continue to accept the Existing Premises in its presently existing “as-is” condition, and Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of the Existing Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business in the Existing Premises or the Expansion Premises.

7. Warranty. Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the HVAC systems, plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Existing Premises during the period from the Expansion Commencement Date through May 30, 2020 (“Warranty Period”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate any such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant’s use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 7 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

8. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9. Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to rent up to forty-one (41) unreserved parking passes (i.e., three (3) unreserved parking passes per 1,000 rentable square feet of the Expansion Premises) in connection with Tenant’s lease of the Expansion Premises (the “Expansion Parking Passes”), subject to and in accordance with the terms of the Lease.

10. Emergency Generator. Landlord and Tenant hereby acknowledge that Tenant shall have the right to increase its use of the Emergency Generator in the Premises, as expanded by the Expansion Premises, subject to and in accordance with Section 6.5 of the Lease.

11. Increase in L-C Amount. The “L-C”, as that term is defined in Section 21.1 of the Lease, currently held by Landlord is in the amount of $89,812.60. In connection with this

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First Amendment, Landlord and Tenant herby agree that the L-C Amount shall be increased by an amount equal to One Hundred Seventy-Eight Thousand Seven Hundred Twenty-Two Dollars ($178,722.00). As as of the date of this First Amendment, the L-C Amount shall be equal to a new total amount of Two Hundred Sixty-Eight Thousand Five Hundred Thirty-Four and 60/100 Dollars ($268,534.60) (the “New L-C Amount”). Accordingly, concurrently with Tenant’s execution and delivery of this First Amendment to Landlord, Tenant shall provide Landlord with an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is in the New L-C Amount.

12. Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; and (b) pursuant to Article 24 of the Lease, but subject to Section 10.2 of the Lease, Tenant, at its sole cost and expense, shall be responsible for making any repairs within the Expansion Premises to correct violations of construction-related accessibility standards and if anything done by or for Tenant in its use or occupancy of the Expansion Premises shall require any repairs to the Building or Project (outside the Expansion Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

13. No Further Modification; Conflict. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of a conflict between the Lease and this First Amendment, the terms of this First Amendment shall prevail.

14. Use. In addition to the uses set forth in Section 7 of the Summary of Basic Lease Information, Tenant shall also be permitted to use the Premises for GMP manufacturing.

15. No Deed of Trust. Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

HCP LIFE SCIENCE REIT, INC., a		NKARTA, INC.,
Maryland corporation		a Delaware corporation

By:	/s/ Scott Bohn	By:	/s/ Paul Hastings
	Name: Scott Bohn		Name: Paul Hastings
	Its: Senior Vice President		Its: CEO

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A -1-	HCP LIFE SCIENCE REIT, INC. [First Amendment] [Nkarta, Inc.]

EXHIBIT B

TENANT WORK LETTER

EXHIBIT B -1-	HCP LIFE SCIENCE REIT, INC. [First Amendment] [Nkarta, Inc.]